Exhibit 99.1

GM FINANCIAL REPORTS THIRD QUARTER 2018
OPERATING RESULTS

•	Third quarter net income of $441 million

•	Retail loan and operating lease originations of $12.1 billion for the third quarter

•	Earning assets of $93.1 billion at September 30, 2018

•	Available liquidity of $25.3 billion at September 30, 2018

FORT WORTH, TEXAS October 31, 2018 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $441 million for the quarter ended September 30, 2018, compared to $442 million for the quarter ended June 30, 2018, and $202 million for the quarter ended September 30, 2017. Net income for the nine months ended September 30, 2018 was $1.3 billion, compared to $466 million for the nine months ended September 30, 2017.

Retail loan originations were $6.7 billion for the quarter ended September 30, 2018, compared to $6.0 billion for the quarter ended June 30, 2018, and $4.7 billion for the quarter ended September 30, 2017. Retail loan originations for the nine months ended September 30, 2018 were $17.8 billion, compared to $15.5 billion for the nine months ended September 30, 2017. The outstanding balance of retail finance receivables, net of fees was $37.9 billion at September 30, 2018.

Operating lease originations were $5.4 billion for the quarter ended September 30, 2018, compared to $6.2 billion for the quarter ended June 30, 2018, and $6.5 billion for the quarter ended September 30, 2017. Operating lease originations for the nine months ended September 30, 2018 were $17.3 billion, compared to $19.6 billion for the nine months ended September 30, 2017. Leased vehicles, net was $44.1 billion at September 30, 2018.

The outstanding balance of commercial finance receivables, net of fees was $11.1 billion at September 30, 2018, compared to $10.7 billion at June 30, 2018 and $9.5 billion at September 30, 2017.

Retail finance receivables 31-60 days delinquent were 3.4% of the portfolio at September 30, 2018 and 3.6% at September 30, 2017. Accounts more than 60 days delinquent were 1.3% of the portfolio at September 30, 2018 and 1.6% at September 30, 2017.

Annualized net charge-offs were 1.7% of average retail finance receivables for the quarter ended September 30, 2018 and 1.9% for the quarter ended September 30, 2017. For the nine months ended September 30, 2018, annualized retail net charge-offs were 1.8%, compared to 1.9% for the nine months ended September 30, 2017.

The Company had total available liquidity of $25.3 billion at September 30, 2018, consisting of $4.5 billion of cash and cash equivalents, $17.4 billion of borrowing capacity on unpledged eligible assets, $0.4 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in SAIC-GMAC, a joint venture that conducts automotive finance operations in China, were $44 million for the quarter ended September 30, 2018 compared to $45 million for the quarter ended June 30, 2018, and $41 million for the quarter ended September 30, 2017. Earnings for the nine months ended September 30, 2018 were $141 million, compared to $129 million for the nine months ended September 30, 2017.

Discontinued Operations

On October 31, 2017, we completed the sale of certain of our European subsidiaries and branches (collectively, the "European Operations") to Banque PSA Finance S.A. and BNP Paribas Personal Finance S.A. The European Operations are presented as discontinued operations in our condensed consolidated financial statements for the three and nine months ended September 30, 2017. Unless otherwise indicated, information in this release relates to our continuing operations.

About GM Financial

General Motors Financial Company, Inc. is the wholly-owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. In lieu of a conference call, management recorded remarks addressing the Company’s results of operations for the quarter ended September 30, 2018. This recording, along with the presentation slides and this release, will be posted to the Company’s website on October 31, 2018 at 10:00am central time. The recording and materials can be accessed via the Investor Relations section of the Company’s website at www.gmfinancial.com.

Forward-Looking Statements

This release contains several “forward-looking statements.” Forward-looking statements are those that use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” or “anticipate” and other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks are detailed from time to time in our filings and reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017. Such risks include - but are not limited to - GM’s ability to sell new vehicles that we finance in the markets we serve; the viability of GM-franchised dealers that are commercial loan customers; changes in the automotive industry that result in a change in demand for vehicles and related vehicle financing; the sufficiency, availability and cost of sources of financing, including credit facilities, securitization programs and secured and unsecured debt issuances; our joint ventures in China, which we cannot operate solely for our benefit and over which we have limited control; the adequacy of our underwriting criteria for loans and leases and the level of net charge-offs, delinquencies and prepayments on the loans and leases we purchase or originate; the adequacy of our allowance for loan losses on our finance receivables; the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements; the prices at which used vehicles are sold in the wholesale auction markets; vehicle return rates, our ability to estimate residual value at the inception of a lease and the residual value performance on vehicles we lease; interest rate fluctuations and certain related derivatives exposure; foreign currency exchange rate fluctuations and other risks applicable to our operations outside of the U.S.; our ability to effectively manage capital or liquidity consistent with evolving business or operational needs, risk management standards, and regulatory or supervisory requirements; changes in local, regional, national or international economic, social or political conditions; our ability to maintain and expand our market share due to competition in the automotive finance industry from a large number of banks, credit unions, independent finance companies and other captive automotive finance subsidiaries; our ability to secure private customer data or our proprietary information and manage risks related to security breaches and other disruptions to our networks and systems; and changes in business strategy, including expansion of product lines and credit risk appetite, acquisitions and divestitures. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. It is advisable not to place undue reliance on any forward-looking statements. We undertake no obligation to, and do not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Finance charge income	$917	$837	$2,667	$2,401
Leased vehicle income	2,501	2,244	7,445	6,282
Other income	100	80	305	216
Total revenue	3,518	3,161	10,417	8,899
Costs and expenses
Operating expenses	369	346	1,116	1,009
Leased vehicle expenses	1,677	1,670	5,148	4,648
Provision for loan losses	180	204	444	573
Interest expense	838	672	2,373	1,903
Total costs and expenses	3,064	2,892	9,081	8,133
Equity income	44	41	141	129
Income from continuing operations before income taxes	498	310	1,477	895
Income tax provision	57	124	225	260
Income from continuing operations	441	186	1,252	635
Income (loss) from discontinued operations, net of tax	—	16	—	(169)
Net income	$441	$202	$1,252	$466

Net income attributable to common shareholder	$426	$200	$1,208	$464

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$4,546	$4,265
Finance receivables, net	48,080	42,172
Leased vehicles, net	44,128	42,882
Goodwill	1,187	1,197
Equity in net assets of non-consolidated affiliates	1,308	1,187
Related party receivables	738	309
Other assets	5,594	5,003
Total assets	$105,581	$97,015
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$39,722	$39,887
Unsecured debt	46,655	40,830
Deferred income	3,583	3,221
Related party payables	89	92
Other liabilities	3,680	2,691
Total liabilities	93,729	86,721
Shareholders' equity	11,852	10,294
Total liabilities and shareholders' equity	$105,581	$97,015

Operational and Financial Data
(Unaudited, Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Originations	2018	2017	2018	2017
Retail finance receivables originations	$6,668	$4,686	$17,797	$15,546
GM lease originations	$5,432	$6,557	$17,345	$19,581
GM new vehicle loans and leases as a percentage of total loan and lease originations	89.9%	89.4%	90.1%	88.6%

	Three Months Ended September 30,		Nine Months Ended September 30,
Average Earning Assets	2018	2017	2018	2017
Average retail finance receivables	$36,809	$31,796	$35,130	$29,918
Average commercial finance receivables	10,619	9,617	10,302	8,844
Average finance receivables	47,428	41,413	45,432	38,762
Average leased vehicles, net	44,110	40,789	43,688	38,282
Average earning assets	$91,538	$82,202	$89,120	$77,044

Ending Earning Assets	September 30, 2018	December 31, 2017
Retail finance receivables, net of fees	$37,875	$32,802
Commercial finance receivables, net of fees	11,105	10,312
Leased vehicles, net	44,128	42,882
Ending earning assets	$93,108	$85,996

Total Finance Receivables	September 30, 2018	December 31, 2017
Retail
Retail finance receivables, net of fees(a)	$37,875	$32,802
Less: allowance for loan losses	(839)	(889)
Total retail finance receivables, net	37,036	31,913
Commercial
Commercial finance receivables, net of fees	11,105	10,312
Less: allowance for loan losses	(61)	(53)
Total commercial finance receivables, net	11,044	10,259
Total finance receivables, net	$48,080	$42,172

(a) Net of unearned income, unamortized premiums and discounts, and deferred fees and costs of $104 million and $228 million at
September 30, 2018 and December 31, 2017.

Allowance for Loan Losses	September 30, 2018	December 31, 2017
Allowance for loan losses as a percentage of retail finance receivables, net of fees	2.2%	2.7%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.5%	0.5%

Delinquencies	September 30, 2018	September 30, 2017
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	3.4%	3.6%
Greater than 60 days	1.3	1.6
Total	4.7%	5.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
Charge-offs and Recoveries	2018	2017	2018	2017
Charge-offs	$285	$286	$878	$856
Less: recoveries	(130)	(135)	(398)	(420)
Net charge-offs	$155	$151	$480	$436
Net charge-offs as an annualized percentage of average retail finance receivables	1.7%	1.9%	1.8%	1.9%
Recovery rate as a percentage of gross repossession charge-offs in North America	53.6%	51.8%	52.3%	52.4%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Expenses	2018	2017	2018	2017
Operating expenses as an annualized percentage of average earning assets	1.6%	1.7%	1.7%	1.8%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com